UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 S. Hoover Blvd., Suite 210

Tampa, Florida 33609

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OMEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Registered Direct Offering of

Common Stock and Warrants

On June 7, 2022, Odyssey Marine Exploration, Inc. (the “Company”) entered into Subscription Agreements (each, a “Subscription Agreement”) and Warrant Agreements (each, a “Warrant Agreement”) with a limited number of institutional purchasers pursuant to which the Company agreed to issue and sell to the purchasers, in a registered direct offering, an aggregate of 4,939,515 shares of the Company’s common stock and warrants to purchase up to an aggregate of 4,939,515 shares of the common stock for an aggregate purchase price of approximately $16.5 million in cash. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one shares of common stock. The purchase price for each unit is $3.35 and was negotiated by the Company with the purchasers. The net proceeds to the Company from the registered direct public offering, after deducting placement agent fees and its estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $15.0 million. The transaction is expected to close on June 10, 2022, subject to satisfaction of customary closing conditions, and concurrent with the closing of the registered direct offering described below.

The warrants will be exercisable at any time beginning on December 10, 2022, and ending on the close of business on June 10, 2027. The warrants will be exercisable, at the option of each holder, upon the surrender of the warrants to us and the payment in cash, or in the case of a net exercise described below, by delivery of shares of common stock by the holder equal in value to the exercise price of the shares being acquired upon exercise of the warrants. If at any time while the warrants are exercisable, there is no effective registration statement registering the shares of common stock underlying the warrants, then the warrant may be exercised by means of a “cashless exercise” in which the holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price. The exercise price per share of common stock purchasable upon exercise of the warrants is $3.35 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, or similar events affecting our common stock. The warrants include limitations on holders’ rights to exercise the warrants.

The foregoing descriptions of the forms of the Subscription Agreement and the Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to such documents, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The common stock and warrants are being offered and sold pursuant to a base prospectus and a prospectus supplement, both filed pursuant to Odyssey’s shelf registration statement on Form S-3 (File No. 333-261592). The legal opinion and consent of Akerman LLP and the legal opinion and consent of Snell & Wilmer L.L.P. relating to the common stock and warrants are filed as Exhibit 5.1 and Exhibit 5.2 hereto, respectively.

Placement Agent Agreement

On January 5, 2022, the Company entered into a Placement Agency Agreement, as amended on June 10, 2022 (the “Agency Agreement”), with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), pursuant to which the Company retained EF Hutton to act as the Company’s exclusive placement agent in connection with the registered direct offering of common stock and warrants described above under the heading “Registered Direct Offering of Common Stock and Warrants” above. The Company agreed to pay EF Hutton a placement agent fee equal to 6.0% of the gross proceeds of the sale of securities sold by EF

Hutton in the offering. The Company also agreed to pay EF Hutton an amount equal to 1.0% of the gross proceeds of the offering for non-accountable expenses and to reimburse EF Hutton for its reasonable expenses for outside legal counsel in connection with the offering. The Agency Agreement also includes customary representations, warranties, and covenants of the parties and indemnification provisions in favor of EF Hutton.

The foregoing description of the forms of the Agency Agreement does not purport to be complete is qualified in its entirety by reference to such document, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

5.1	Opinion Letter of Akerman LLP.

5.2	Opinion Letter of Snell & Wilmer L.L.P.

10.1	Form of Subscription Agreement between the Company and each investor named therein.

10.2	Form of Warrant Agreement between the Company and each investor named therein.

10.3	Placement Agency Agreement, dated January 5, 2022, between the Company and EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”).

10.4	Amendment No. 1 to Placement Agency Agreement, dated June 10, 2022, between the Company and EF Hutton.

23.1	Consent of Akerman LLP (contained in Exhibit 5.1).

23.2	Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.2).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: June 10, 2022	By:	/s/ Christopher E. Jones
Christopher E. Jones
Chief Financial Officer